Exhibit 99.1
For further information, contact:
Ashley Ammon MacFarlane
Integrated Corporate Relations for TRM Corporation
Office: (203) 682-8200
TRM Corporation Appoints Ethan S. Buyon to Board of Directors
Portland, Oregon: February 22, 2008 — TRM Corporation (NASDAQ: TRMM) TRM Corporation announced today that Ethan S. Buyon has been appointed to serve on the Company’s Board of Directors effective February 22, 2008.
Mr. Buyon, age 53, has been the interim Chief Operating Officer for Citi Residential Lending, Inc. since September 1, 2007 and is currently a Managing Director at Citi Markets and Banking. Before joining Citi Markets and Banking, Mr. Buyon served as a Managing Director of CRP Partners (and its processor firm The Recovery Group) from October 2003 to February 2008. From May 2002 to October 2003, Mr. Buyon served as a Managing Director of Crossroads, LLC, a national restructuring and financial advisory firm.
Richard Stern, TRM’s President and Chief Executive Officer said, “We welcome Ethan Buyon to our board and look forward to his contribution. I believe Ethan’s judgment and experience will serve us well.”
About TRM Corporation
TRM Corporation is a consumer services company that provides convenience ATM services in high-traffic consumer environments. TRM’s ATM customer base is widespread, with retailers throughout the United States. TRM operates the second largest non-bank ATM network in the United States.
FORWARD-LOOKING STATEMENTS
Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for our services; access to capital; changes in interest rates; maintaining satisfactory relationships with our banking partners; our ability to continue to reduce attrition in our existing ATM estate and to add new ATMs; technological change; our ability to control costs and expenses; competition and our ability to successfully implement our acquisition strategy. Additional information on these factors, which could affect our financial results, is included in our annual report on Form 10-K for the fiscal year ended December 31, 2006 and in our quarterly reports on Form 10-Q for the quarters ended March 30, 2007, June 30, 2007 and September 30, 2007 under the caption “Risk Factors” and elsewhere in such reports. Finally, there may be other factors not mentioned above or included in our SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.
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